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Zao Wou-Ki
Zao Wou-Ki's masterful abstractions secur
artist's legacy as the preeminent Chinese
of the post-war era.
39% PROGRESS
20.6%
PRICE APPRECIATION OF SIMILAR WORKS
$1,980,000
INITIAL OFFERING
A
ARTIST MARKET SCORE
OFFERING CIRCULAR
PAINTING DETAILS
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PRICE APPRECIATION OF SIMILAR WORKS
APPRAISED VALUE
$2,662,000
INITIAL OFFERING
A
ARTIST MARKET SCORE
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Mitchell
- 1962
chell was one of the leading Abstract
onists of her generation, who continues
ebrated today.
$5,500,000
APPRAISED VALUE
PRICE APPRECIATION OF SIMILAR WORKS
$5,000,000
INITIAL OFFERING
$7,895,300
A
ARTIST MARKET SCORE
OFFERING CIRCULAR
PAINTING DETAILS
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$2,000,000
APPRAISED VALUE
The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.
Third Party Appraisal



Zao Wou-Ki

INVEST NOW

Zao Wou-Ki's masterful abstractions secured the artist's legacy as the preeminent Chinese painter of the post-war era.


Zao
Wou-Ki
15.6.64
1964

WHY WE LIKE THIS PAINTING

For Zao Wou-Ki, the years between 1959 to 1972 became known as "The Hurricane Period." These works are the culmination of nearly of decade of abstract exploration, and eight of the artist's top ten auction records are for paintings created during this time.

Works from this period are largely considered to be the pinnacle of the artist's oeuvre and were first introduced at the artist's seminal 1959 New York City debut at the Kootz Gallery, as well as at the Galerie de France in Paris. As of July 10, 2020, eight of the artist's top ten records at auction were for works created during this period, of which three share the same year as the Painting. The second most expensive work by the artist ever sold at auction, as of July 10, 2020, is a large vertical format painting also from 1964, titled *20/01/64*, which sold in 2017 for HK$202,600,000 ($25,944,956).

The Painting exhibits a crimson central composition, that divides the work into a tripartite structure against upper and lower areas of neutral ground and features energetic black calligraphic brushstrokes in a vertical format. This layered format is a known characteristic of the artist's work, and is exemplified in a number of his best-selling works at auction. The striking color of the Painting might perhaps be symbolic, as red is often associated with life, blood, passion, and China, the artist's native homeland. While larger works of this period have become some of the top auction records for the artist, works at a similar scale and composition to the Painting have sold in excess of US$3 million. The top auction record in the selected group of similar sales was achieved by *5.12.61*, which sold for ¥20,700,000 ($3,173,310) in 2016. At 24 inches by 36 inches, *5.12.61* is larger than the Painting, however the work also features a central red and black composition in a tripartite structure.

The year, period, vibrant red palette, composition and execution of the Painting make this work a desirable painting by the artist.

20.6%

PRICE APPRECIATION OF SIMILAR WORKS FOR ZAO

Learn more about price appreciation, and view our important disclosures

Deal Terms

THE PAINTING

15.6.64

Masterworks has agreed to acquire the Painting (1964), which measures 25 ½ × 21 ¼ in in a privately negotiated transaction on August 6, 2020.



15.6.64
1964

Oil on canvas
Signed lower right; Signed and titled on the reverse
25 ½ × 21 ¼ in. (65 × 54 cm.)

PRICE APPRECIATION OF SIMILAR WORKS BY ZAO WOU-KI

20.6%

Reflects realized prices of similar works selected by Masterworks based on public auction sales data and the Painting. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Zao Wou-Ki with the following criteria: paintings created in "The Hurricane Period", from 1959 to 1972, that are between 20 inches by 20 inches and 37 inches by 37 inches that noticeably exhibit the color red within the composition. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*

APPRAISED VALUE

$2,000,000

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal. Investors are cautioned not to put undue emphasis on the appraisal.

OFFERING SIZE

$1,980,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Zao Wou-Ki



$3.25m
$3m
$2.75m
$2.50m
$2.25m
$2m
$1.75m
$1.50m
$1.25m
$1m
$750k
$500k
$250k
$0
1996
1999
2002
2005
2008
2011
2014
2017

○ Similar Paintings

Reflects realized prices of similar works selected by Masterworks based on public auction sales data and the Painting. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Zao Wou-Ki with the following criteria: paintings created in "The Hurricane Period", from 1959 to 1972, that are between 20 inches by 20 inches and 37 inches by 37 inches that noticeably exhibit the color red within the composition. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*



1.8.67

Auction House	Loudmer
Sales Date	Apr 1, 1996
Year	1967
Sold For	**$29,430**



5.12.61

Auction House	Tajan
Sales Date	Dec 7, 1997
Year	1961
Sold For	**$83,800**



Composition

Auction House	Sotheby's

Historical Zao Wou-Ki Price Appreciation

The data below includes auction sales in which an object sold more than once at auction since the later of (i)1950 or (ii) the date of the artist's first auction sale as tracked by Masterworks, listed from most recent sale to least recent sale.



PURCHASE PRICE
≈ $1,663

SALE PRICE
≈ **$1,085,627**

GROSS APPRECIATION
▲ 652.7x (31 years)



PURCHASE PRICE
$44,000

SALE PRICE
≈ $292,137

SALE PRICE
≈ $1,549,322

SALE PRICE
≈ **$5,935,131**

GROSS APPRECIATION

▲ 134.89x (24 years)



PURCHASE PRICE
≈ $88,825

SALE PRICE
≈ $557,128

SALE PRICE
≈ $2,036,129

SALE PRICE
≈ **$7,177,873**

GROSS APPRECIATION
▲ 80.81x (19 years)



PURCHASE PRICE
≈ $30,480

SALE PRICE
≈ **$1,248,436**

GROSS APPRECIATION
▲ 40.96x (18 years)

MORE RESULTS

Biography

Zao Wou-Ki (b. 1921, Beijing, China–d. 2013, Nyon, Switzerland) was born as T'chao Wou-ki to the T'chao family and raised in Nantong, a town north of Shanghai in the Jiangsu province of China. From the early age of ten, Zao expressed his inclination towards the fine arts and at the age of fifteen, was accepted into the prestigious Hangzhou National College of Art, now known as the China Academy of Art, where he would spend the following six years in intense formal training from both Chinese and Western teachers. This was a formative time for the artist, who together with his academy peers Wu Guanzhong and Zhu Dequn (Chu Teh-Chun), have been informally called the "Three Musketeers of Chinese Modernism". In 1941, the artist exhibited his first solo show in Chongqing and drew inspiration from the works of the European Modernists he found on foreign postcards or in magazines. In 1946, the Cultural Attaché of the French Embassy in China, Vadime Elisseeff, organized for his work to be included in a display of contemporary Chinese painters at the Cernuschi Museum in Paris. In 1948, not long before the Communist takeover of China, Zao permanently relocated to France, and eventually, was granted citizenship in 1964. Once in Paris, Zao settled in Montparnasse near the home of Alberto Giacometti, and developed a diverse network of friends that included fellow artists Pierre Soulages, Joan Mitchell and Sam Francis, among others.

Zao Wou-Ki, like many of his Western contemporaries, became immersed in abstraction during the 1950s, however, the artist's approach was distinct in that he found many influences for his abstractions in Traditional Chinese painting. The Kootz Gallery in New York City was the first to hold a solo exhibition of the artist's abstract canvases in the United States in 1959 and established his presence in the Post-War movement alongside other painters it represented, such as Pierre Soulages, Hans Hoffmann and Robert Motherwell. Over the next decade, Zao continued to exhibit his work internationally, and was honored with a retrospective at the Musée d'Art Contemporain de Montréal and the Musée du Québec in 1969. The early 1970s proved to be tumultuous for the artist: after the suicide of his second wife in 1972, he returned to China and visited his family for the first time since 1948. Though he had spent a significant portion of his professional career in Europe, Zao Wou-Ki was a leading artistic figure in both the East and West. In his lifetime, Zao was granted numerous exhibitions and retrospectives at distinguished institutions, including the Grand Palais and the Bibliothèque Nationale de France in Paris, the Taipei Fine Arts Museum, the Hong Kong Museum of Art and the National Art Museum of China in Beijing, among others. Widely collected in China, Europe and the United States, the artist's market is globally diverse and as of July 10, 2020, all of the artist's top ten auction records were made in 2017 or afterwards, led by *Juin-Octobre 1985* (1985), which sold in 2018 for HK$510,371,000 (US$65,204,488), followed by *29/01/64* (1964), which sold in 2017 for HK$202,600,000 (US$25,944,956), and *14/12/59* (1959), which sold in 2018 for HK$176,725,000 (US$22,525,368). In 2019, Zao Wou-Ki's total auction market was ranked third by value at $237.9 million. The total auction markets of Pablo Picasso and Claude Monet were ranked first and second, at $346.2 million and $298.4 million, respectively.

2019 TOTAL AUCTION SALES (HAMMER PRICE)

$237,851,039

2019 NUMBER OF LOTS SOLD

435

Media










15.6.64.



Documents

Offering Circular	Official Filing on SEC.gov
Appraisal	15.6.64 Appraisal
Provenance	The Artist Private Collection Private Gallery Acquired from the above by Masterworks

Webinar Presentation

MASTERWORKS

Zao Wou-Ki *15.6.64* 1964



August 17, 2020

MASTERWORKS

Offering Overview

Masterworks 019, LLC (Zao Wou-Ki,15.6.64, 1964)

THIS SUMMARY DOES NOT CONTAIN ALL INFORMATION THAT IS INCLUDED IN THE OFFERING STATEMENT ON FILE WITH THE SEC. INVESTORS SHOULD CONSULT THE OFFERING STATEMENT PRIOR TO MAKING AN INVESTMENT DECISION. PLEASE SEE LINK TO OFFERING CIRCULAR HERE

PLEASE SEE PAGES 15-24 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION" .

Offering Overview



Zao Wou-Ki
15.6.64 (1964)
oil on canvas
26 in x 21 in

MASTERWORKS

Offering Summary

Issuer	Masterworks 019, LLC (Delaware)
Offering Amount	$1,980,000
Price per Share	$20.00
Pre-Sale Appraisal (1)	$2,000,000
Price Appreciation of Similar Works (2)	20.6%
Artist Market Risk (3)	A
Offering Status	Open for Investment
Offering Circular	LINK AVAILABLE HERE

Notes:

1. Appraisal conducted by Masterworks, based in part on an appraisal obtained by an independent third-party appraisal firm.
2. The set of similar sales comprise selected paintings by Zao Wou-Ki that are no smaller than 20 in by 20 in and no larger than 37 in by 37 in.
3. Refer to Annex A for detailed disclosure on Masterworks' artist market risk scoring methodology

Reflects price appreciation of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting in the chart is unique and historical price performance of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the chart. Past performance is not indicative of future performance. See Important Disclosure.

Artist Background

1. Zao Wou-Ki (1921 - 2013) is considered one of the most important and celebrated Chinese artists of the 20th century and a master of Post-War abstraction in both the East and the West.

2. The artist was formally trained in Hangzhou and permanently relocated to Paris in 1948, just before the Communist takeover of China. While Zao is recognized as one of the 'Three Musketeers of Chinese Modernism', he spent a large portion of his artistic career in France, where he befriended Pierre Soulages and Joan Mitchell, among others.

3. During his lifetime, Zao was given major exhibitions at the Grand Palais and the Bibliotheque Nationale in Paris, the Hong Kong Museum of Art and the National Art Museum of China, among others. The artist's first retrospective in the United States was mounted at the Asia Society in New York in 2016.

4. In 2019, the artist's auction market was third by total value at $237.9m, after Pablo Picasso ($346.2m) and Claude Monet ($298.4m). Zao Wou-Ki's top record was for "Juin-Octobre 1985", which sold in 2018 for $65.2m.

Source: Masterworks 019, LLC Offering Statement, Artprice, Sotheby's.

Why We Like This Painting

1. For Zao Wou-Ki, the years between 1959 to 1972 became known as “The Hurricane Period”. These works are the culmination of nearly of decade of abstract exploration, and 8 of the artist’s top 10 auction records are for paintings created during this time.

2. The Painting exhibits a striking red central composition, a highly sought after color for the artist, and signature swirling brushstrokes inspired by Traditional Chinese painting.

3. The work is registered with the Zao Wou-Ki Foundation, and since its creation, has never appeared at auction.

4. Larger works of similar colors and composition have sold recently for over $3.5m.[2]



Zao Wou-Ki
15.6.64 (1964)
oil on canvas
26 in x 21 in

Source: Masterworks 019, LLC Offering Statement,
Notes: 1. These sales of slightly larger scale works are first, the sale of "21/04/64" (1964) for $3,532,191 in 2019, and secondly the sale of "29.05-31.10.68" (1968) for $4,160,085 in 2019.

Our Acquisition Process

1. Our Acquisitions team had considered **more than thirty** works by Zao Wou-Ki **over the last nine months** prior to acquiring *15.6.64* (1964).

2. Works by Zao Wou-Ki, spanning through the early years and into his late career, have been offered to us privately **between $3.5m and $8.0m.**

3. It was rare to find a work by Zao Wou-Ki from this period and in this color palette; took close to 2 months to close this deal at a good value.

4. The Painting exhibits bold color and gestures similar to the larger *21.04.64*, which was created in the same year and sold for HK$27.7m ($3.5m) in May of 2019.



Source: Masterworks 019, LLC Offering Statement, Christie's

Publicly Available Works We Passed On

Title, Year	Image	Asking Price (1)	Notes from Acquisitions
29.05-31.10.68, 1968		$4,200,000	More subtle work, composition seems less balanced than some of his most sought after pieces.
Cité se Réveille, 1956		$4,500,000	Early work, during his explorative abstract period. Interesting collector's piece, not very indicative of his top mature works
18.2.63, 1963		over $4.5 million	Lacks the intensity in mark making and color of the artist's best-selling works
22.6.63, 1963		$7,100,000	Impressive piece, sold very close to the high estimate

Source: Christie's, Phillips, Art Basel
Notes: Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.
1. If sold at auction the asking price is the sale price, including the buyer's premium, rounded up to the nearest hundred thousand.

Auction Market Growth

Zao Wou-Ki Auction Market Summary [1] [2]

Total Auction Hammer Prices and Average Hammer Prices since 2000

$1.4 billion in total sales of paintings since 2000 [1]

$65.2 million record price achieved in September 2018

27.6% annual growth in total sales [1]

20.6% annual growth in average hammer prices [2]


Total Hammer Sales ($ millions)
300
200
100
-
Average Hammer Price ($ millions)
15
10
5
-
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
Total Hammer Sales
Average Hammer Price

Source: Masterworks 019, LLC Offering Statement, ArtPrice

Notes:

1. Based on auction sales of paintings as tracked by ArtPrice. Shown as hammer price, excluding buyer's premium. Excludes any sales tax, VAT, artist resale rights or other charges assessed by the auction house. Data shown through 2019 as of December 31, 2019
2. Average hammer sale price, excluding buyer's premium. Excludes any sales tax, VAT or artist resale rights. Data shown through 2019 as of December 31, 2019
3. Median annualized return realized by a repeat auction sale across all observed pairs by the artist across all time periods as tracked in the Masterworks repeat sales database

Selected Similar Auction Sales

Summary of Historical Sales of Similar Works (1) (2)

Selected works of Zao Wou-Ki paintings that are no smaller than 20 inches by 20 inches and no larger than 37 inches by 37 inches.

20.6% annual growth in similar sales prices (3)


29,430
83,800
102,702
102,820
48,824
122,315
447,180
232,200
593,400
439,809
1,935,862
1,888,208
2,469,722
1,118,850
890,415
1,558,320
3,173,310
1,928,435
4/1/1996
12/7/1997
12/11/1997
4/12/1998
10/26/2000
4/28/2002
5/29/2005
10/24/2005
5/28/2006
6/27/2010
12/5/2010
5/26/2012
4/5/2014
4/5/2014
12/21/2014
4/5/2015
5/14/2016
11/24/2018

Sources: Masterworks 019, LLC Offering Statement, Internal Masterworks analysis. Public auction house records. ArtPrice

Notes:

1. Purchase and sale prices are shown with auction house buyer's premium, but exclude any sales taxes, VAT, artist resale right fee or other charges assessed by the auction house. If applicable, prices converted to US dollars based on the prevailing exchange rate as of the date of the transaction
2. Similar sales comprise selected works of Zao Wou-Ki paintings that are no smaller than 20 inches by 20 inches and no larger than 37 inches by 37 inches.
3. Implied compounded annual growth rate based on regression of realized prices shown and transaction date. Implied growth rate also excludes the acquisition of the Painting. Similar sales data is current through August 17, 2020 and does not reflect results of auctions held subsequent to such date.

Reflects price appreciation of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting in the chart is unique and historical price performance of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the chart. Past performance is not indicative of future performance. See Important Disclosure.

Top Prices Achieved



$65.2 million

Juin-Octobre 1985 (1985)

110 in x 394 in

(Sotheby's, Hong Kong, 2018)



$26.0 million

29/01/64 (1964)

102 in x 79 in

(Christie's, Hong Kong, 2017)



$22.5 million

14/12/59 (1959)

51 in x 64 in

(Christie's, Hong Kong, 2018)

Source: Christie's, Sotheby's

Notes: Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

Why Prices Could Grow

1. Zao Wou-Ki is the most dominant artist in the Modern and Contemporary Chinese market, and his works continue to be globally influential and culturally significant.

2. Paintings by the artist reside in over a hundred prominent collections around the world, including the Tate Gallery, the Metropolitan Museum of Art and the Museum of Modern Art in New York, the Suzhou Museum, and the Centre Pompidou in Paris, among others.

3. Over the last two decades, the meteoric growth in demand for Chinese artists has been a driving force in the global art market. Since 2010, China has been responsible for 18% to 30% of total market share annually.

4. The prestigious status of the artist is reminiscent of singular masters of their period, like Pablo Picasso and Claude Monet; the former, a master of Modernism and the latter, of Impressionism. In 2019, Picasso had the largest total market in value at $346.2m, followed by Monet at $298.4m, with Zao Wou-Ki in third at $237.9m.

Source: Masterworks 019, LLC Offering Statement, TEFAF 2019 Art Market Report, UBS Art Basel Report 2020, Zao Wou-Ki Foundation, Artprice

Investing Involves Risk

- Masterworks has a relatively new and unproven business model.
- Masterworks issuers do not generate revenues or cash flow.
- Investment in any single Masterworks entity is entirely undiversified which results in concentration risk.
- Your ability to sell or trade your shares is uncertain.
- Artwork may be sold at a loss.
- Artwork is highly illiquid and timing of a sale is unpredictable.
- Costs and fees will diminish returns.
- Art market trends are difficult to predict.
- We may become subject to claims relating to title, authenticity and/or provenance of the painting.
- Artwork may be damaged and insurance coverage may be insufficient.
- Masterworks has potential conflicts of interest.
- Liquidation timing is uncertain.

You are encouraged to read the section of the Offering Statement entitled "Risk Factors" before deciding to invest.

Questions?

Contact





Scott Lynn
slynn@masterworks.io

Nigel Glenday
nglenday@masterworks.io

Important Disclosure Information

Summary Investment Terms

Investment Vehicle	Masterworks 019, LLC (Delaware)
Manager	Masterworks Administrative Services, LLC
Offering Amount	$1,980,000 (Class A Shares)
Price per Share	$20.00 per Class A Share
Investor Eligibility	Open to anyone, including non-accredited investors
Fees	1.5% per annum, payable in newly issued Class A shares 20% profits interest (Class B Shares)
Expenses	One-time true-up reimbursement of 10% covering asset acquisition, due diligence, syndication, organizational, regulatory compliance, professional fees, capital commitment and other transaction costs
Term	Indefinite. Masterworks controls the sale of the underlying asset
Interim Liquidity	Bulletin board platform at www.masterworks.io, referred to as the Masterworks "Secondary Market," commencing on or after the three-month anniversary of the closing of this Offering
Liquidity Sale	Masterworks to sell underlying asset after 7 years if no liquidity option is available to investors
Tax Treatment	K-1 for US taxpayers. Ordinary income on sale of painting. Capital gains on sale of shares. Passthrough treatment for non-US taxpayers

Other Art Investment Details

Acquisition	Privately Negotiated Transaction from a gallery, 6 August 2020
Storage	Delaware Freeport or Masterworks Headquarters (NYC)
Insurance	Lloyd's of London (Ark Syndicate Management)

Important Disclosure Information

The investment opportunities described in this document are speculative, involve a significant degree of risk, and are not suitable for all investors. An investor could lose all or a substantial amount of his, her or its investment. Any investment of a type described in this document may be highly illiquid and may be subject to restrictions on transfer. There may be no secondary market for the investment interest and none is expected to develop. The relevant investment may involve complex or specialized tax structures. Such investments are suitable only for sophisticated investors and require the financial ability and willingness to accept the significant risks inherent in such an investment for an indefinite period of time. Investors should consult their own finance, legal, accounting and tax advisor prior to making any investment.

This document contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Materials may include composite returns of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting is unique and historical performance of the similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance. Important Disclosure.

In these materials we may present comparisons of Artwork to other asset classes, however any such comparison is of limited value due to the fact that there are significant differences between these asset classes. Artwork is held exclusively for capital appreciation, similar to Gold and most private equity investments. By contrast, U.S. T-Bills and U.S. Government Bonds are held primarily for current yield, though their value changes with changes in prevailing market interest rates. The S&P 500, which represents a collection of stocks, Hedge Funds and Real Estate are typically held for a combination of current dividend yield and capital appreciation. Oil is a commodity that is traded by speculators and end users. Stocks, U.S. Government Bonds, U.S. T Bills, Oil and Gold are highly liquid and valuation is driven by price discovery through continuous trading among large and diverse pools of capital. Artwork, Real Estate, investments in Hedge Funds and Private Equity, all represent unique opportunities and are typically relatively illiquid. These types of investments are therefore more difficult to value and price than assets that trade regularly. In addition, the costs of art ownership and buying and selling artwork may differ materially from ownership and transactional costs associated with investing in the other asset categories presented in the table.

Important Disclosure Information (Continued)

Materials may include estimates of historical appreciation rates based on publicly available historical auction sales data for similar objects. These appreciation rates may be presented in graphs, charts, diagrams or as stand-alone statistics and may be presented as A chart or graph relating to certain segments of the overall art industry, a particular artist or a particular set of paintings selected for their similarity to a specific painting offered through www.masterworks.io (the "Site"). Historical Art sales price data is used for comparative modelling purposes only. Each painting is unique and historical performance of selected artwork is not a direct proxy for historical price performance of the specific painting or any investment in securities referenced in these materials or on the Site. There is no current market for any securities referenced in these materials or on the Site and any investment in such securities will reflect costs and fees described in SEC filings that are not reflected in the data presented for similar works.

Masterworks strongly cautions investors not to place undue reliance on data presented for similar works.

The Webinar is being conducted by Masterworks under SEC Rule 3a4-1. The Webinar presentation is not provided by or used in solicitations by a brokerage firm or broker. The administrator's provision of the bulletin board platform at www.masterworks.io, referred to as the Masterworks "Secondary Market" is a means for potential buyers and sellers to communicate, negotiate and transact directly with one another without involving a brokerage account or broker. The Webinar is not to be construed as a solicitation by any registered brokerage firm or broker.

For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available at https://www.masterworks.io/about/disclaimer.

Important Disclosure Information (Continued)

YOU MUST READ THE DOCUMENTS FILED WITH THE SEC, INCLUDING THE OFFERING STATEMENT FOR A PARTICULAR INVESTMENT, BEFORE MAKING AN INVESTMENT DECISION. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION MASTERWORKS PROVIDED IN THIS PRESENTATION, AND COULD DIFFER IN IMPORTANT WAYS.

The value of investments and any income derived from them may go down as well as up. An investor can lose all or part of their invested capital. Past and projected performance of specific paintings or artists is not indicative of future results and is not intended to be comparable to performance of Masterworks-sponsored offerings, which include certain fees, profit-sharing and expenses that are not included in such performance.

Masterworks, LLC is located at 497 Broome St., NY, NY 10013

Annex A

Masterworks Artist Market Risk Profile

Introduction. Materials may include references to "artist market risk profile". Our objective is to group artists based on the size, consistency and trends in their individual markets to facilitate a generalized comparative assessment of a given artist's market risk relative to other artists. We've created three broad categories of artists: (i) those with "reduced" market risk, (ii) those with "moderate" market risk and (iii) those with "elevated" market risk.

We define an artist's "*market risk profile*" as the estimated relative variability of return performance among artwork sold in a given artist's market in aggregate, including historical frequency of capital loss, as measured by certain characteristics of the overall auction market for the artist's work. Importantly, an artist's "*market risk profile*" does not account for risks relating to the art market in general nor does it measure the expected variability in financial performance for an individual artwork or account for factors that are specific to an individual artwork or transaction, including price paid for a work and speed of re-sale.

General Premise. Artists with more extensive and sustained auction market activity and lower historical frequency of capital loss tend to exhibit lower levels of future re-sale and return performance risk (all things being equal). Reasons for this include:

- A relatively higher volume of artwork sold each year provides more comparable sales data, which facilitates pricing confidence.
- A relatively higher volume of artwork sold each year (as well as sustained high average price points) generally indicates greater levels of collector interest/demand and generates higher confidence in the future resale potential of an artwork.
- Artists who have achieved high average price points over a sustained period tend to have higher potential for longer-term market durability (e.g., lower incidence of an artist market "disappearing" or materially drying up altogether).
- Lower percentages of repeat-sale losses (i.e. sales at a price below the purchase price) are generally indicative of a more sustainable market for the artist and higher confidence in the future resale potential of an artwork.

Methodology. To categorize artists by market risk, we first generate a target artist list comprised of artists who are in the top 500 based on sales dollar volume for the last full calendar year for which auction data is available and are in the Masterworks Repeat Sales Database. Next, we generate a raw score for each such artist based on the following criteria on a scale of 1-3:

	Artist Market Raw Score		
	1	2	3
Market Criteria			
Auction History	20+ years	5+ years	<5 Years
Annual Sales (Total)	$100mm+	$10mm+	<$10mm+
Average Price	$1mm+	$250k+	<$250k+
Lots Sold	500+	50+	<50+
Career Stage	Deceased	N/A	Still Producing
% Loss Sales (1)	< 20%	20% - 50%	>50%

Note: % Loss Sales are included for artists with 30 or more repeat sale pairs. Artists with less than 30 repeat sale pairs are automatically assigned a raw score of 3 for this criteria

Masterworks Artist Market Risk Profile (Cont'd)

Methodology (Cont'd).

Calculate the weighted average raw score for each artist to derive a final score based on the following weights. Lower weightings are assigned to non-sales metrics (auction history and career stage)

Auction History	10.0%
Career Stage	10.0%
Annual Sales (Total)	20.0%
Average Price	20.0%
Lots Sold	20.0%
% Loss Sales (1)	20.0%

Lastly, we categorize the artists based on the raw scores:

Reduced	Raw Score less than 2
Moderate	Raw Score equal to or greater than 2 and less t
Elevated	Insufficient data available or artist not included

Note:
Masterworks may use its discretion to adjust the grouping of a particular artist or the weighting of a particular criteria based on certain qualitative factors if it determines that a purely mathematical result would be distortive or manifestly inappropriate (e.g., artists with well-established names, but who rarely appear at auction).

Data Sources

- Top 500 artists by sales for the last full calendar year for auction data is available per ArtPrice (for total market data)
- Masterworks Repeat Sales Database (for returns data)
- All data is sourced from public auction results and does not include private sales activity.

Masterworks Artist Market Risk Profile (Cont'd)

Observations / Conclusion. On average, reduced market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than moderate market risk profile artists and moderate market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than elevated market risk profile artists.

Reduced market risk profile artists appear to generally exhibit lower variability in returns relative to moderate market risk profile artists and moderate market risk profile artists appear to generally exhibit lower levels of variability in returns as compared to elevated market risk profile artists, as evidenced by:

- Narrower standard deviation around average historical returns
- Wider absolute range of historical returns
- Lower frequency of repeat sales that have resulted in a negative return

Important Limitations. Each artwork is unique and the resale performance on any given artwork may differ materially from another artwork produced by the same artist. Accordingly, an artist's market risk profile may not accurately assess the resale risk or performance of an individual artwork by such artist. In addition, the artist market risk profile classification is intended to provide a generalized comparative measure, but is not intended in any way to gauge absolute market risk and does not purport to assess general market risks to the overall art market or any segment thereof. In addition, we intend to evaluate artists on an annual basis and we expect that artists in a given grouping in one year may not remain in that grouping in subsequent years. We also may alter our grouping methodology over time as we gain additional insight. We believe that an artist's market risk is a relevant factor in an overall assessment of the risk of investing in artwork produced by a particular artist, but there are numerous other risks to be considered before investing in a particular artwork. An artist's market risk profile is not intended to express an opinion, evaluation or assessment of the risk involved in investing in any particular securities offered by Masterworks.

Lastly, the data used to create the artist market risk profiles is historical in nature and past performance is not indicative of future performance. Investors are cautioned not to place undue reliance on the artist market profiles appearing in our materials.

PALL MALL
ART ADVISORS

•••

Pall Mall Art Advisors
Eight Tower Bridge
161 Washington Street
Third Floor, Suite 320
Conshohocken, PA 19428

INVENTORY & VALUATION

Of items instructed by

Nigel Glenday, Masterworks

Seen via photographs

497 Broome St., New York, NY 10013

Made for the purpose of

Fair Market Value

Date of Inspection: August 4, 2020

Effective Date of Appraisal: August 5, 2020

Report Date: August 12, 2020

Ref: APP8106588

PALL MALL
ART ADVISORS

August 12, 2020

Nigel Glenday, CFO
Masterworks
497 Broome St.
New York, NY 10013

Dear Mr. Glenday,

As you requested, I conducted an appraisal inspection via photograph on August 4, 2020 of items of personal property requested by Masterworks The property was identified to me as belonging to a Private Owner. Values are effective as of the appraisal date, stated to be August 4, 2020. The objective of the appraisal was to determine the fair market value of the listed items for acquisition. This report is not valid for any other purpose; any other use renders appraisal null and void. Values stated do not reflect any expenses which might be incurred should these items be sold such as advertising costs or selling commissions. This appraisal can be used and relied upon by the client, Masterworks, care of Nigel Glenday. Use of this report by others is not intended.

In summary, the Fair Market Value of all appraised items total $2,000,000.

The definition of fair market value is set forth in IRS Section 1.170 and 20.2031-1 which states that: "The Fair Market Value is the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." (According to Technical Advisory Memorandum [TAM] 9235005 [May 27, 1992], fair market value should include the buyer's premium) 20.2031 (b) continues "the fair market value of an item of property includible in the decedent's gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of that item in a market other than that in which such item is commonly sold to the public, taking into account the location of the item wherever appropriate. Thus, in the case of an item of property includible in the decedent's gross estate, which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail." (Treasury Regulation Section 1.170A-13(c)(3)(1988). The source for this definition of fair market value is IRS Section 1.170 and 20.2031 (b) and Treasury Regulation Section 1.170A-13(c)(3)(1988)).

In this appraisal, value has been established by the sales comparison approach. This method of valuation involves comparison of the property with similar items, which have sold within the market that I considered most common for each item. The Income Approach and the Cost Approach were considered and rejected as not applicable to this appraisal. The Income Approach was not considered appropriate because the subject property at present is not income-generating. The Cost Approach was not considered appropriate as there is no need to determine the value of the subject property based on the cost of manufacturing or recreating an identical object at this time.

The scope of work for this appraisal included an examination via photographs of the personal property in the residence, compiling a detailed inventory, researching the various appropriate markets for comparables and writing the resulting appraisal report.

Markets considered, reviewed and researched for recent sales prices of items comparable to those listed include antique dealers, antique shows, galleries, regional, national and international auction houses where such property is most commonly sold to the public. Sources of data for my value conclusions also included online databases, sales by dealer/retailers, or other personal observations. Markets analyzed appeared normal. Because quality, condition, and desirability affect the appropriate market where items would be purchased by the public, I may have considered different markets for different items of personal property depending on the above.

In general, the condition of the items examined was good. Any alterations from original condition or damage beyond what is usual and common for items of similar age are so noted in the appraisal report. Measurements included are determined under field conditions and therefore should be considered approximate.

Unless stated elsewhere, this appraisal is based only on the readily apparent identity of the items appraised, and no further opinion nor guarantee of authenticity, genuineness, attribution or authorship is made.

The appraised values are based upon the whole interest and possessory interest, undiminished by liens, fractional interest or any other form of encumbrance or alienation. However, the appraisal is not an indication or certificate of title of ownership. The identification of the ownership interest of the items has been represented to me by my client and no inquiry or investigation will be made nor is any opinion to be given as the truth of such representation.

The values expressed herein are based on the appraiser's best judgment and opinion. These values are not a representation or warranty that the items will realize those values if offered for sale in an appropriate market. The values expressed are based on current information on the date the appraisal was made. No opinion is expressed as to any past value, nor, unless otherwise expressly stated, as to any future value.

Where this appraisal is based not only on the items, but also on the factual data or documentation supplied therewith, this appraisal report shall so state by making reference thereto and, where appropriate, attaching copies.

I certify that to the best of my knowledge and belief:

- The statements of fact contained in this report are true and correct to the best of their knowledge.
- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.
- I have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.
- I have performed no services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.
- I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.
- My engagement in this assignment was not contingent upon developing or reporting predetermined results.
- My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the *Uniform Standards of Professional Appraisal Practice.*
- I have inspected the property that is the subject of this report via photographs with documentation provided by the client.
- Roxanne Cohen, Post-War and Contemporary Arts Specialist, provided significant personal property appraisal assistance to the person signing this certification.

With the exception of my client, possession of this report or its copy does not carry with it the right of publication, nor may this report be used for any purpose by anyone other than my client or other authorized users without my previous written consent. If this report is reproduced, copied or otherwise used it must be done so in its entirety including the cover document and all attachments. Furthermore, no change shall be made to any item in this appraisal except by the author.

Photographs and/or digital images are included in this report for reference only.

Should, in conjunction with this appraisal, additional services of the appraiser be requested by the client, their agent, or lawyer, or the courts (such as for added time researching for other value objectives, pre-trial conference, court appearances, court preparations, etc.) compensation for same shall be at the customary hourly rate charged by the appraiser at that time and shall be paid by the client immediately upon receipt of a statement for said work.

I regard all information concerning this appraisal as confidential. I retain a copy of this document along with my original notes, and will not allow others access to these records without the written permission of my client unless so ordered by a court of law.

I am a "qualified appraiser" with the Appraisers Association of America. I regularly perform appraisals for which I receive compensation. My education and experience demonstrating the valuation of the type of property in this appraisal can be found in the Addendum. Because of my background, experience, education and membership in professional associations, I am qualified to make appraisals of the type of property that is the subject of this appraisal.

Anita Heriot/ME 8/14/2020

Anita Heriot, Appraiser
USPAP Compliant

Date

INDEX

Paintings and Prints

Paintings and Prints

Seen Via Photographs

001 **Zao Wou-ki (Chinese/French, 1921-2013)**
15.6.64
1964
Oil on canvas
Signed lower right; signed and titled on the reverse
25 x 21 in.



Market Value: $2,000,000

Note:
Certificate no. 2019-35 dated September 8, 2019.

This work will be included in the forthcoming catalogue raisonné of the work of the artist currently being prepared by the Zao Wou-Ki Foundation under the direction of Françoise Marquet and Yann Hedgen.

Bold in color and structure and masterfully executed, this work exemplifies the best qualities of Zao Wou-Ki's iconic Hurricane period. All at once triumphant, explosive and meticulous in its execution, 15.6.64 evokes the power of elemental energy and primeval forces.

Zao Wou-Ki was born in Beijing on February 13, 1921. A member of an ancient T'chao family, with its origins dating back to the Song dynasty, Zao Wou-Ki was initiated to traditional Chinese painting techniques after graduating from the Fine Art School of Hangzhou where, in addition to traditional Chinese painting, he learned drawing of models, copying and Western perspective. His work is endowed by the rich combination of ancestral Chinese calligraphic art and modernism, drawn from these two fundamentally different cultures and philosophies.

In 1948, he left China to settle in Paris, "the city of the Impressionists", already possessing a solid technical know-how. He attended Othon Friesz' studio at the Academy de la Grande Chaumière and the Ecole des Beaux-Arts. At this point, he

15.6.64 (Continued)

befriended Riopelle from Canada, Sam Francis from New York, but also Soulages, Hartung, de Stael, Vieira da Silva who he met at Nina Dausset's Gallery and at Galerie Pierre. Zao Wou-Ki's twin heritage endowed him with an outstanding command of a spontaneous and yet efficient paint-stroke, the use of a subtly nuanced palette of colours and an innate sense of composition.

In the eyes of Wassily Kandinsky, considered the father of abstract art, the color red, compared to the other primary colors yellow and blue, possesses a formidable power and is imbued with boiling tension. Red is associated with life, fire, blood, and passion, symbolizing the energetic forces that are regarded as fundamental elements of both nature and human civilization. The 1960s were precisely the years of blood and fire in the life of Zao Wou-Ki. At that time, he had to deal with the growing mental illness his second wife, May, whom he had met in Hong Kong after his first trip to New York with Pierre and Colette Soulages. His 1960s paintings crystallize a very turbulent time with simultaneous highly euphoric bliss and intermittent states of torment. This series of conflicting emotions along with an acquired artistic technical maturity would come as ingredients to nurture his inspiration. As Zao would recall the course of events during the 1960s in his autobiography published in 1988: "For me it was full speed ahead during that decade, like I was driving a race car".

On several trips to New York during the late '50s, Zao Wou-Ki began to appreciate the ideas behind American Abstract Expressionism and Action Painting. His assessment was, "Their paintings full of freedom, freshness, and rude energy. I like that rude energy, and the way they spray their pigments across the canvas. It seems they are not burdened by the past, or beholden to any tradition". In another area, Japanese avant-garde movement also enjoyed flourishing development

15.6.64 (Continued)

during the 1950s. Zao Wou- Ki found himself moving in a similar direction, making use of ancient forms to explore new creativity with a more modern spirit.

15.6.64 is emblematic of this period. With each of the varied strokes he employs, Zao brings out greater contrasts in hues and techniques, producing dense visual rhythms between the areas of chapped strokes, spreading washes, thick impastos, and dry and wet paint. In his fine brushstrokes, with their twists and turns, a variety of melodic rhythms and visual tensions form. Zao Wou-Ki once said, "With oils, it's not as easy to get those spreading washes of color as it is with ink, so I actually spend a lot more effort on the empty spaces in oils than on the other parts. In Chinese painting there's a rhythm between the solid forms and the empty spaces, each in constant movement and pushing against the other, bringing a perfect balance of lightness and heaviness. In this respect our tradition has really been an inspiration for me."

Provenance:
Private Collection (acquired from the Artist)

Valuation Narrative:
Zao Wou-ki is one of the most celebrated Post-War Chinese/French artists to date. There is no other Chinese painter's market which is as strong as Zao Wou-Ki's. While his market is stable and strong in the EU and US, it frequently soars in Asian countries. Many of his results have been record breaking selling in the millions, especially for earlier works and works from the Hurricane period.

Comparables for 15.6.64

Sotheby's, Hong Kong, July 8, 2020, Lot 1031, Zao Wou-Ki, "23.03.77", 1977, oil on canvas, 23 1/2 x 25 3/4 in. Estimate: $709,659 - $967,716; Realized: $1,106,423 (with Buyer's Premium).



Sotheby's, Paris, June 24, 2020, Lot 10, Zao Wou-Ki, "17.5.63", 1963, oil on canvas, 21 3/4 x 32 in. Estimate: $1,691,093 - $2,254,791; Realized: $2,043,404 (with Buyer's Premium).



Sotheby's, Paris, June 5, 2019, Lot 20, Zao Wou-Ki, "3.12.67", 1967, oil on canvas, 23 1/2 x 32 in. Estimate: $843,170 - $1,124,227; Realized: $1,565,486 (with Buyer's Premium).



PALL MALL
ART ADVISORS

SUMMARY

Report Date:	August 12, 2020
Appraiser:	Anita Heriot
Client:	Masterworks c/o Nigel Glenday
Address:	497 Broome St. New York, NY 10013

Paintings and Prints	$2,000,000
Total	**$2,000,000**

ANITA HERIOT, APPRAISER

EDUCATION
New York University, School of Professional Studies Program in Arts Appraisal, 2005

New York University, School of Education
Completed Masters of Arts in History, spring 1995

New York University Institute of Fine Arts
Completed Coursework in art history, fall 1990

University of London School of Oriental and African Studies
Completed Masters of Arts in Asian Area Studies, fall 1989

Bowdoin College
Bachelor of Arts in Art History and History, spring 1988

ADDITIONAL EDUCATION
Winterthur Federal Furniture Workshop, summer 2004

ART RELATED EXPERIENCE
Member of the Appraisers Association of America, USPAP compliant

Pall Mall Art Advisors
President, North America fall 2011 to present
Senior Fine Art Specialist – With over ten years focus on 19th and 20th century American and Continental Fine Art including the Barbizon school, Realism, Impressionism, Post-Impressionism, Symbolism, Art Nouveau, Secession, Abstract Expressionism and Modern Masters

Samuel T. Freeman & Company
Head of Appraisal Department, fall 2009 to fall 2011

Samuel T. Freeman & Company
Head of English and Continental, fall 2008 to fall 2009

Gurr Johns Masterson
Senior Appraiser, consultant and American Paintings specialist, 2007 to 2008

Private Consulting and Advisory
Specializing in American paintings, 2006-2007

Dawson and Nye Auctions
Philadelphia Representative, fall 2006

Senior Lecturer, The Haverford School
Instructor for course, "Chinese Painting and Evaluation," fall 2006

Russell Ball Endowed History Chair and lecturer
Presented Public lecture on Art Appraisal and Valuation, spring 2006

Heriot Appraisals & Arts Services
Prepared a variety of fine arts appraisals for private clients, 2004 to 2008

Sotheby's New York City
Inventoried and catalogued for Arcade department, fall 1989 to fall 1990
Lectures and Publications
A national sought-after speaker, Anita Heriot has spoken at the Barron's 100 and 500, the Institute for Private Investors, YPO and WPO, over 30 Tiger21 groups, Wells Fargo Private Bank, JP Morgan Private Bank, Morgan Stanley Private Bank and others.

Expert Witness and Litigation
Anita Heriot has assisted in legal cases involving art appraisal and advisory by serving as an expert witness, providing appraisals, inventory reports and criminal cases involving theft.

ROXANNE COHEN

EDUCATION

USPAP (New York) 2018

Sotheby's Institute, New York 2007-2008
M.A (Masters) *Art Business*
Certificate: *Collections Management (2008)*

Manchester University, UK 2000-2003
B.A (Hons) *History of Art and Architecture*

Pall Mall Art Advisors, New York **November 2017 – Present**
Director of Art Advisory (Specialist Post-War and Contemporary Art)

- Drive new business development initiatives, and cultivate/ expand existing client network through strong relationships with galleries, auction houses, insurance companies and private wealth advisors
- Assess, establish and expand collections of solid investment value, by providing expertise on existing collections, and sourcing/ selling relevant works through the private and public art market
- Conduct valuations across the country for insurance, fair-market value and estate planning purposes
- Spearhead analysis of artists' market, and provide intelligence for asset acquisitions
- Consistently research industry trends in an effort to provide clients with the most relevant, long-term investment pieces
- Curate collections from conception to completion, ie: private estate for a new collector establishing an American art collection of 12 pieces and a budget of $500K, within 3 months

CoART Group (Founder **2015 - 2017**
Art Advisor and Curator

CHRISTIE'S, London **2010-2015**

- *Client Advisor, Private Client Group* *(2012-2015)*
- *Evening Sale Admin, Researcher and Assistant to Head of Post-War & Contemporary Art* *(2010-2012)*

PHILLIP'S, New York **2009**
Researcher, Contemporary Department

Patron/Committees

- Ex-Chair of Young British Friends Art Museums Israel (BFAMI)
  - Head of cultural activities and fundraising events for young collectors supporting the Museums of Israel.
- Guggenheim (New York) acquisitions committee
- Serpentine and Tate Museum Patron

STATEMENTS, INDEMNIFICATIONS AND DISCLAIMERS

This appraisal is given, subject to the terms and conditions hereinafter set forth, all of which are a part hereof unless expressly set aside in writing either on the pages of the preamble or by writing attached to the appraisal signed by all parties concerned.

Unless otherwise stated herein, the certificate of appraisal is based only on the readily apparent identity of the items appraised, and no further opinion nor guarantee of authenticity, genuineness, attribution, or authorship is made. Although the appraiser is not an authenticator, the appraiser found no reason to question the authenticity of the articles, unless as indicated in the individual description.

To the appraiser's knowledge, scientific and/or laboratory testing has not been performed on any item.

The appraised value is based on the whole ownership and possessory interest undiminished by any liens, fractional interests or any other form of encumbrance or alienation.

This appraisal is made at the request of the parties named for their use. It is not an indication or certificate of title ownership. The identification of the interest of the requesting parties is simply that represented to the appraiser by such parties and no inquiry or investigation has been made nor is any opinion given as to the truth of such representation.

The values expressed herein are based on the appraiser's best judgment and opinion and are not a representation or warranty that the items will realize that value if offered for sale at an auction or otherwise. The values expressed are based on current information on the assigned effective valuation date stated on the cover page of this report. No opinion is hereby expressed as to any future value, nor unless otherwise stated, as to any past value.

Values for articles that are appraised based on photographs or other images are limited to matters apparent from such photographs. The appraiser appraised the condition and appearance of the articles on the basis of careful examination of the images, which may not form a true representative.

The appraiser has considered the highest and best use of the appraised articles with respect to the most appropriate, common, and legal marketplace given the purpose of the appraisal.

The appraiser has no past interest, no present interest, nor any contemplated future financial interest in the appraised property. Nor does the appraiser have any personal interest or bias with respect to the parties involved. This appraisal was done objectively, according to the rules of the IRS (in the Pension Protection Act of 2006 H.R. 4, Public Law 109-280), and in accordance with the 2020-2021 Uniform Standards of Professional Appraisal Practice. Further, the appraiser has no other interest that might tend to prevent making a fair and unbiased appraisal.

This appraisal was researched and prepared by the appraiser named on the cover page of this report. Primary research was conducted by Anita Heriot. Information obtained by appraiser through reputable standard industry resources is assumed to be reliable, but is not guaranteed by this appraiser or their firm. The client provided the appraiser with verbal information regarding provenance of the articles listed herein. The appraiser is not responsible for the accuracy of this information.

The appraiser is not required to give testimony, be present in any court of law, or appear before any commission or board by reason of this appraisal, unless prior arrangements have been made with the

appraiser. Should this report be challenged in anyway, not limited to litigation, it is understood that the appraiser is prepared to defend their appraisal, if required. Courtroom testimony, mediation proceedings, and the necessary preparation are considered to be separate assignments and will be billed at our then current normal hourly rate plus expenses as required.

The appraiser and their firm are not responsible for and against any actions, claims, liabilities, or expenses (including reasonable attorney's fees) incurred as a result of claims based on or arising from the appraisal, by third parties unrelated to the immediate purpose of this appraisal.

Possession of this report, or copy thereof, does not include the right of publication without the written consent of the appraiser. This report in its entirety, or any part thereof, including the identity of the appraiser or their firm, shall not be made public through advertising, public relations, news releases, sales, or other distributive or information media without the written consent of the appraiser.

Copies of this appraisal and notes pertaining to the appraisal, written and electronic, will be kept in the offices of Pall Mall, Inc., for a minimal period of five (5) years after the date of issue or two (2) years after final disposition of any judicial proceedings involving the appraiser, whichever period expires last. Pall Mall, Inc. will make every effort to store the clients' records in a safe and secure environment. However, the firm is not responsible for acts of war, terrorism, or other such unexpected catastrophes that may affect the safekeeping of this report.

All matters treating the duties, responsibilities, and liabilities of the appraiser are in accord with the Valuation Standards and Professional Practices as outlined by the Appraisal Foundation in the 2020-2021 Uniform Standards of Professional Appraisal Practice and the Code of Ethics of the Appraisers Association of America.

Unless expressly stated, the condition of the items is assumed to be good. Functional obsolescence (damage as to render the item unusable for its essential purpose) or Economic obsolescence (lack of demand) of appraised items will only be noted if applicable.

APPRAISAL TERMINOLOGY & DEFINITIONS

Prepared by the Appraisers Association of America, Inc.

ACTUAL CASH VALUE (ACV): This term refers to Market Value and is generally synonymous with payment restricted to cash. Some insurance policies also define ACA as the replacement cost minus any depreciation.

APPRAISAL REPORT: This is the actual document in which the opinion of value is stated. Appraisal reports can be written, which is always preferable, or oral. Both, according to USPAP, are subject to specific development and reporting requirements.

APPROPRIATE MARKET: The venue in which the appraiser determines an object can be sold most easily and at the highest price. Frequently in the case of personal property, where comparables are scarce, the most appropriate market can be a combination of auction sales and private gallery sales.

ASSUMPTIONS AND LIMITING CONDITONS OF THE APPRAISAL: This is a listing in the appraisal document of those elements detailing the parameters of the appraisal document, the responsibilities of the appraiser and the information and procedures for which the appraiser does not assume responsibility. It is generally appropriate for the appraiser to explain why he/she has chosen to exclude specific elements as part of the description of limiting conditions. According to USPAP, the appraiser is required to identify and explain the circumstances and appropriateness of any assumptions, extraordinary assumptions, hypothetical and limiting condition that have been used in an appraisal assignment.

BOUGHT IN: This occurs at auction when an object does not meet its reserve price and fails to sell.

BUYER'S PREMIUM: The percentage of the bid or "hammer" price paid by the buyer to the auction house when purchasing an item. The fee usually ranges between 5 and 25% and varies between auction houses.

COMPARABLES: Finding similar and like objects to the one being appraised is the most commonly applied approach to evaluation. An examination and analysis of the sales figures for similar works or comparable objects allows the appraiser to arrive at the appropriate appraised value for the one under consideration. These figures are mandatory for most donation appraisals and may be provided by the appraiser in other situations when the appraiser judges them to be necessary.

EQUITABLE DISTRIBUTION: A division of assets in which two or more persons or businesses, each having a share, agree to a method of distribution, or rely upon a third party or court to make such decision.

FAIR MARKET VALUE (FMV): FMV is usually for IRS purposes and is defined by IRS Section 1.170 and 20.2031 (b) as "the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." According to Technical Advisory Memorandum 9235005 (May 27, 1992), fair market value should include the buyer's premium. IRS Section 20.2031 (b) continues "the fair market value of an item of property includible in the decedents' gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of that item in a market other than that in which such item is commonly appropriate. Thus. in the case of an item of property includible in the decedent's gross estate which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail." (Treasury Regulation Section 1.170A –13) (3) (1988) it should be noted that the IRS has changed the definition slightly in various sections of the Revenue Code and other printed literature. In addition, Pamphlet 561 has also added the following to the definition: "If you put a restriction on the use of property you donate,

the FMV must reflect that restriction.

FORCED LIQUIDATION VALUE (FLV): This is the lowest range "NET" value, usually for a quick and forced sale purpose. It is defined as "the most probable price in terms of cash, or other precisely revealed terms, for which the property would change hands if sold immediately, without regard to the relevant market place.

HAMMER PRICE: The actual bid price at auction as the hammer falls and does not include the buyer's premium.

HYPOTHETICAL APPRAISAL: A type of appraisal done when the item is no longer in the possession of the owner due to loss. When the appraiser cannot examine the object or is only given photographs of the non-existent object that the appraiser states that the appraisal is hypothetical or written on the basis of the information supplied usually by the client. The appraiser's report is based upon a supposed situation or group of assumptions.

HYPOTHETICAL CONDITIONS: According to USPAP, the definition of a hypothetical condition is that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal or economic characteristics of the subject property or about conditions external to the property such as market conditions or trends or about the integrity of data used in an analysis. Appraisals of damaged objects or appraisals done from a photograph used hypothetical conditions. A hypothetical condition may be used in an assignment only if 1) the use of the hypothetical condition is clearly required for legal purposes, for purposes of reasonable analysis or for purposes of comparison; 2) the use of the hypothetical condition results in a credible analysis and 3) the appraiser complies with the disclosure requirements set forth in USPAP for hypothetical conditions.

INHERENT VICE: Extreme conditions of temperature, light and humidity contribute to an object deteriorating or destroying itself. The resulting loss of value is caused by the inherent nature of the object rather than the result of an external cause or a casualty.

LIQUIDATION VALUE: This value is based on the price realized in a sale situation under moderately forced or limiting conditions and under time constraints. This action may be initiated by the owner or a crediting institution. It is implicit in this definition that Liquidation Value will generally be lower than other types of valuation.

LOSS OF VALUE: The difference in value between the value of the property prior to damage and the value of the property after that damage has been repaired.

MARKETABLE CASH VALUE (MCV): This is a net value usually for equitable distribution, resale or estate planning purposes. The value realized, net of expenses, by a willing seller disposing of property in a competitive and open market to a willing buyer, both being reasonably knowledgeable of all relevant facts, and neither being under constraint to buy or sell. Marketable cash value takes into consideration insurance, dealer commissions, advertising, travel and shipping expenses that may be involved in the sale. Implicit in this definition is that a sale takes place within an agreed upon time period with a specified method of payment and that the sale take place in the best available marketplace and that sufficient time is allowed to advertise the property properly. This term is usually for equitable distribution, when tangible property may be exchanged for cash or other financial arrangements or resale or estate planning purposes.

ORDERLY LIQUDIATION VALUE (OLV): This term, a lower range net value usually for quick sales purposes, is defined as the most probably price in terms of cash or other precisely revealed terms for which the property

would change hands under required and limiting conditions in an orderly manner and generally advertised and with knowledgeable buyers advised.

PRIMARY MARKET: The primary market is one created either by the maker or agent of the maker when an object is sold for the first time, usually in galleries or stores. The secondary market is the venue for the sale of an object between a seller and a buyer with neither of having participated in the creation or initial sale of the object. In the instance of multiples, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

QUALIFIED APPRAISER: A definition, codified by the IRS, encompassing any appraiser, not disqualified by the IRS, who states themselves to be qualified to appraise the property in question.

RETAIL REPLACEMENT VALUE (RRV): This is the highest value, usually for insurance purposes and is defined as the highest amount in terms of US dollars that would be required to replace a property with another of similar age, quality, origin, appearance, provenance and condition within a reasonable length of time in an appropriate and relevant market. When applicable, sales and or import tax, commissions and or premiums are included in this amount.

RETAIL VALUE: Used to establish a price guideline for retail pricing, the appraised retail value is derived from retail replacement value. It is defined as a reasonable amount in terms of US dollars that would be required to purchase a property of similar age, quality, origin, appearance, provenance and condition with a reasonable length of time in an appropriate and relevant market. Unlike retail replacement value, retail values do not include any fees or additional costs such as taxes, framing, conservation, restoration and additional commissions.

SECONDARY MARKET: Refers to the marketplace where a used object is bought and sold. Once an item is no longer available from the original source, it is considered a secondary market item and usually refers to the auction market and is in no way associated with the value or the condition of the object. The secondary market is the venue for the sale of an object between a seller and a buyer with neither of them having participated in the creation or initial sale of the object, usually through auction but can also be in galleries. In the instance of multiplies, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

SELLER'S PREMIUM: The percentage of the bid or “hammer” price paid by the seller to the auction when selling an item. The fee ranges from nothing to 35% and may be negotiable, which is most commonly non-disclosed to the public.